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                        ANHEUSER-BUSCH COMPANIES, INC.
                          DEFERRED COMPENSATION PLAN
                          FOR NON-EMPLOYEE DIRECTORS
                  (AMENDED AND RESTATED AS OF MARCH 1, 2000)

      The Deferred Compensation Plan For Non-Employee Directors, originally effective June 24, 1981, amended and restated in is entirety effective July 24, 1981, April 2, 1987, February 22, 1989, and January 1, 1997, is hereby amended and restated in its entirety, effective March 1, 2000.

1.    Definitions
      -----------
      (a)   "Board" - the Board of Directors of the Company.

      (b) "Cash Account" - each account being administered for the benefit of a Participant pursuant to section 5 below.

      (c)   "Company" - Anheuser-Busch Companies, Inc.

      (d) "Compensation" - any retainer, meeting and committee fees, or any similar fee to which a Non-Employee Director is entitled for services performed.

      (e) "Credited Shares" - the shares of the Company's common stock which, for accounting purposes only, are to be credited to a Participant's Share Account from time to time. At no time shall Credited Shares be considered as actual shares of common stock and a Participant shall have no rights as a stockholder with respect to the Credited Shares.

      (f) "Deferred Amount" - Compensation deferred by a Participant under the Plan together with all interest, dividends or other amounts credited to a Participant's account(s) pursuant to the provisions of the Plan.

      (g) "Market Value" - the mean between the high and low price per share of the Company's common stock, as reported on the New York Stock Exchange, for the last business day of a calendar month.

      (h) "Non-Employee Director" - any duly elected or appointed member of the Board who is not an employee of the Company or of any subsidiary of the Company, including for this purpose any Advisory Member or any Member Emeritus.


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      (i)   "Participant" - any Non-Employee Director who elects hereunder to defer payment by the Company of any or all Compensation to which he/she may be entitled and any Non-Employee Director entitled to a benefit under the Plan pursuant to section 9 below.

      (j) "Plan" - the Anheuser-Busch Companies, Inc. Deferred Compensation Plan For Non-Employee Directors.

      (k) "Prime Rate" - The annual prime interest rate published by The Boatmen's National Bank of St. Louis or its successor.

      (l) "Rate/Term" - one or more combinations of interest rates and time periods which shall apply to Compensation allocated to Participants' Cash Accounts for a calendar year pursuant to section 5 below.

      (m)   "Secretary" - the duly elected Secretary of the Company.

      (n) "Share Account" - each account being administered for the benefit of a Participant pursuant to section 6 below.

2.    Administration
      --------------
      The Plan shall be administered by the Secretary, who shall have the authority to construe and interpret the Plan, and to establish or adopt rules, regulations, procedures and forms relating to the administration of the Plan. The Secretary shall have no authority to add to, delete from or modify the terms of the Plan without the prior approval of the Board. Neither the Secretary nor any member of the Board shall be liable for any act or determination made in good faith.

Notwithstanding the foregoing, the Secretary shall have complete power from time to time to adopt, amend, and rescind such rules as the Secretary shall deem necessary, appropriate, or prudent in order to comply with or avoid liability under Section 16 of the Securities Exchange Act of 1934, as amended, or the rules promulgated thereunder from time to time. Without limiting the generality of such authority, the Secretary may adopt, amend, and rescind rules which may have the effect of adding to, deleting from, or otherwise modifying the terms of the Plan in any respect, provided only that the Secretary in good faith determines

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that such rules are reasonably likely to further the objective of complying with or lawfully avoiding liability under Section 16 or the rules thereunder. In addition, from time to time the Secretary may (but need not) adopt, amend, and rescind rules which relax Plan restrictions on the timing or frequency of actions by Plan Participants if and to the extent the Secretary determines that such restrictions no longer are necessary to conform the Plan to any applicable legal requirements and no longer are appropriate to the prudent and convenient administration of the Plan. Any rules adopted, amended, or rescinded by the Secretary hereunder shall become effective at such times as the Secretary may determine, without approval or other action by the Board of Directors of the Company. The Secretary shall notify the Board promptly of any rules adopted, amended, or rescinded hereunder. The Board at all times shall retain the power to annul in whole or part any action taken by the Secretary hereunder.

3.    Elections under the Plan
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      The following types of election shall be available under the Plan:

      (a) (1) Each Non-Employee Director who desires to participate in the Plan for a calendar year shall execute and deliver to the Secretary before the beginning of the calendar year an appropriate election designating the portion of Compensation for the calendar year to be deferred.

            (2) An individual who becomes a Non-Employee Director after the beginning of a calendar year may make an initial election for the calendar year within 30 days after the individual becomes a Non-Employee Director, effective as of the first day of the month coincident with or next following the date the election is filed.

            (3) After the initial election, a Participant's failure to execute and deliver such an election before the beginning of a calendar year shall be deemed an election to continue to defer Compensation in accordance with the election in effect for the immediately prior calendar year.

      (b) (1) Coincident with the initial election provided for in section 3(a), a Participant shall execute and deliver to the Secretary an appropriate election designating the portion of the Participant's future Compensation to be

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deferred that shall be allocated to the Cash Account and the Share Account respectively, and may make such an election from time to time thereafter with respect to future deferrals in the same manner.

            (2) A Participant may elect to transfer existing Deferred Amounts between the Cash Account and the Share Account from time to time as provided for in section 7.

      (c) Each Participant for whom a Cash Account is maintained at any time during a calendar year shall execute and deliver to the Secretary an appropriate election designating the Rate/Term combinations which shall apply to the amounts in the Participant's Cash Account as provided for in section 5 for the calendar year.

      (d) (1) Coincident with the initial election provided for in section 3(a), a Participant shall execute and deliver to the Secretary an appropriate election designating the date of commencement and form of distribution of the Participant's Deferred Amounts authorized in section 8(b).

            (2) In addition, a Participant may from time to time execute such an election designating a later date of commencement and/or a longer payment period for all or any portion of the Participant's existing Deferred Amounts and/or the Participant's Compensation to be deferred in the future, provided that no such election with respect to existing Deferred Amounts shall be valid unless it is executed and received by the Secretary at least one year prior to the date of commencement then on file with the Secretary and at least one year prior to the date the Participant's service on the Board is scheduled to end (including service as an Advisory Member or Member Emeritus).

      (e) (1) Any election under this section 3 shall be effective on and after the first day of the month next following the month in which the election form is received by the Secretary or such later date as may be specified on the election form, except with respect to transfers between the Cash Account and the Share Account, which shall be effective at the end of the month in which the election form is received by the Secretary as provided for in section 7(b).

            (2) The receipt by the Secretary of a new election form shall constitute a revocation of any previously filed

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inconsistent election, provided that a Participant shall not be able to change the election provided for in section 3(a) before the first day of the following calendar year and a Participant shall not be able to change the elections provided for in section 3(b) before the later of the first day of the following calendar year or the expiration of the fixed Term, if any, that the Participant chose for any Deferred Amounts subject to the election, as provided for in section 5.

            (3) No election to change the amount or percentage of Compensation a Participant elects to defer shall be retroactively effective.

4.    Accounting
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      (a)   The Company shall establish on its books appropriate bookkeeping accounts for each Participant which will accurately reflect the Deferred Amount in each account of a Participant.

      (b) The Secretary shall furnish each Participant with a statement of the Deferred Amount in each account promptly following the end of each calendar year.

5.    Cash Account
      ------------
      (a) Each Participant's Cash Account shall consist of all of the Deferred Amounts credited pursuant to a specific election to defer, a valid transfer from the Participant's Share Account, or an election by the Participant pursuant to section 9, if any.

      (b) Crediting of interest on Deferred Amounts in a Participant's Cash Account shall be governed by this section 5.

      (c) (1) Before the beginning of each calendar year, the Company shall offer one or more Rate/Term combinations.

            (2) The fixed Rates and Terms for each calendar year shall be determined by the Chief Financial Officer of the Company and shall be identical to the Rates and Terms available for the calendar year under the Anheuser-Busch Executive Deferred Compensation Plan.

            (3) A fixed Term elected by a Participant need not be limited to the deferral period for the amount subject to

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the Term elected.  For example, a Participant may elect a 10-year Term for an amount that will become payable after 5 calendar years.

            (4) In addition to any fixed Rate/Term combinations provided for in this section 5(c), the Prime Rate shall be offered to Participants for each calendar year. Deferred Amounts subject to the Prime Rate shall be credited as of the end of each calendar quarter with an amount equal to the product of one-fourth of the Prime Rate in force at the end of that calendar quarter, multiplied by the average daily balance of such Deferred Amounts for that calendar quarter.

            (5) All fixed Terms shall commence on a January 1 and expire on a December 31. If a Participant executes and delivers a Rate/Term election for a calendar year before the beginning of the calendar year, it shall become effective as of January 1 of such calendar year. If a Participant does not execute and deliver the appropriate election form before the beginning of a calendar year, the Participant shall be deemed to have elected that any amounts subject to such an election as of the beginning of the calendar year be subject to the Prime Rate. As to any portion of a Participant's Cash Account subject to the Prime Rate as of the beginning of a calendar year, the Participant may make a Rate/Term election effective as of the first day of any succeeding calendar month during the calendar year. For example: (i) if before January 1, 1995, a Participant elects a combination of a 3-year Term and a 3% Rate for 1995, the 3% Rate shall apply to affected Deferred Amounts from January 1, 1995 through December 31, 1997; (ii) if a Participant elects the Prime Rate as of January 1, 1995 and then a combination of a 3-year Term and a 3% Rate as of April 1, 1995, the Prime Rate shall apply to affected Deferred Amounts from January 1, 1995 through March 31, 1995, and the 3% Rate shall apply to affected Deferred Amounts from April 1, 1995 through December 31, 1997; and (iii) if a Participant makes no Rate/Term election for any portion of a calendar year, the affected Deferred Amounts shall be subject to the Prime Rate for the entire calendar year.

      (d) (1) Each Participant shall elect among the Rate/Term combinations available under section 5(c) which shall apply to the Participant's Compensation allocated to the Participant's Cash Account for the calendar year, to all

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Deferred Amounts allocated to the Participant's Cash Account in prior calendar years which were subject to the Prime Rate as of the prior December 31, and to other Deferred Amounts allocated to the Participant's Cash Account in prior calendar years as to which the previous Terms expired on December 31 of the prior calendar year.

            (2) The number of Rate/Term combinations a Participant may select for a calendar year shall not exceed the number of Rate/Term combinations a participant may select under the Anheuser-Busch Executive Deferred Compensation Plan for the same calendar year.

      (e) Interest shall accrue on the Deferred Amounts of a Participant for each calendar year in accordance with the Participant's elections as provided for in this section 5 until payment becomes due with respect to such amounts.

6.    Share Account
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      (a)   Each Participant's Share Account shall consist of all of the
Deferred Amounts credited pursuant to a specific election to defer, a valid transfer from the Participant's Cash Account or an election by the Participant pursuant to section 9, if any. Any amount credited to a Share Account in a calendar month shall be converted, as of the end of that calendar month, into the maximum whole number of Credited Shares that the amount so credited could have purchased at the then Market Value.

      (b) As of the end of the calendar month during which the Company pays any dividend on its common stock, either in cash or property other than its common stock, a Share Account shall be credited with an amount equal to the cash dividend per share or the value per share (as conclusively determined by the Board), of the dividend in property other than its common stock, times the Credited Shares in the Share Account on the dividend record date. The amount so credited will be converted into the maximum whole number of Credited Shares that the amount so credited could have purchased at the then Market Value. If the Company pays any stock dividend, a Share Account shall be credited, as of the end of the calendar month during which the stock dividend is paid, with an amount equal to the stock dividend declared times the Credited Shares in the Share Account on the dividend record date.

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      (c)   If any distribution other than a dividend is made on, or with respect to, the Company's common stock, or in the event of a stock split, recapitalization or other adjustment of the Company's common stock, an appropriate adjustment shall be made to the number of Credited Shares in a Share Account or to the cash credited to the Share Account on the same basis as would have been made had the Credited Shares then been actually issued and outstanding on the record date. The Board shall resolve any questions as to the appropriateness of any such adjustment, including, but not limited to, values and exchange ratios, and its determination shall be binding and conclusive.

      (d) All conversions into Credited Shares under subsections 6(a) through (c) above shall be made in full shares. Amounts not so converted shall be carried as excess cash in a Share Account and shall be added to any additional amounts subsequently available for conversion.

7.    Election to Transfer
      --------------------
      (a)   Subject to any rules promulgated by the Secretary pursuant to section 2, a Participant may transfer from time to time:

      (1) all or any portion of any Deferred Amount from the Share Account to the Cash Account, or

      (2) all or any portion of any Deferred Amount then invested either at the Prime Rate or for a Term that expires on the effective date of the election to transfer from the Cash Account to the Share Account, by executing and delivering to the Secretary the appropriate election form. A Participant may make such an election to transfer Deferred Amounts that then remain payable to the Participant under the Plan, including the period after termination of service as a Non-Employee Director (including service as an Advisory Member or Member Emeritus) and any period of payment in installments. If a Participant elects to transfer any portion of any Deferred Amount from the Share Account to the Cash Account, the Participant may make a Rate/Term election with respect to the amount transferred incident to the election to transfer.

      (b) A transfer shall be effective as of the end of the calendar month in which the election is received by the Secretary and shall be based on the Market Value of the

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Credited Shares for the month during which the election is made.

      (c) An election to transfer shall not affect any current elections to defer. No transfer may change either the date distribution is to commence or the form of distribution with respect to the Deferred Amount being transferred.

8.    Distribution
      ------------
      (a) Except in the case of the death of a Participant, distribution shall commence as of the first day of the calendar quarter coincident with or next following the date specified by the Participant.

      (b) Except in the case of the death of the Participant, payment of the amount in each deferred compensation account shall be either in the form of a lump sum or approximately equal quarterly installments over a period not to exceed ten (10) years as selected by the Participant; provided, if payment is made in installments and the Participant has both a Cash Account and a Share Account subject to the distribution as of the date of payment of any installment, the installment shall be paid pro rata from the Cash Account
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and the Share Account.

      (c) In the event of the Participant's death prior to the date specified for distribution of any account, or after distribution to the Participant has commenced but before full distribution of any account has been made, the then remaining balance in each account shall be paid in a lump sum to the beneficiary or contingent beneficiary designated by the Participant, or to the estate of the deceased Participant if there is no surviving beneficiary or contingent beneficiary. In either such event the lump sum payment shall be made as of the first day of the calendar quarter following the Participant's date of death. A Participant may change the beneficiary or contingent beneficiary from time to time by filing with the Secretary a written notice of Such change; provided, however, no such notice of change of beneficiary shall be effective unless it had been received by the Secretary prior to the date of the Participant's death.

      (d) (1) If a Change in Control (as defined in Section 8(d)(2)) shall occur, then, notwithstanding anything to the contrary herein, within 30 days after the Change in Control

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Date, each Participant shall be paid, in a single lump-sum payment, the value of all of the Participant's accounts.

            (2) For purposes of this Plan, a "Change in Control" shall occur automatically if and when an "Acceleration Date" occurs as defined in the Company's 1998 Incentive Stock Plan or if and when an analogous change in control event occurs as defined in any successor to such plan, and the Change in Control Date shall be the Acceleration Date or analogous date as defined therein.

            (3) This Section 8(d) may be deleted or amended in any way pursuant to Section 10(a) at any time prior to a Change in Control. Notwithstanding Section 10(a), following a Change in Control, the provisions of this Section 8(d) cannot, after the Change in Control Date, be amended in any manner without the written consent of each individual who was a Participant immediately prior to the Change in Control.

            (4) Following a Change in Control, this Plan shall continue in effect, notwithstanding that payment of benefits shall have been made under
Section 8(d)(1), unless and until terminated by the Company.

            (5) If by reason of this Section 8(d) an excise or other special tax ("Excise Tax") is imposed on any payment under this Plan (a "Required Payment"), the amount of each Required Payment shall be increased by an amount which, after payment of income taxes, payroll taxes and Excise Tax thereon, will equal such Excise Tax on the Required Payment.

9.    Amounts Attributable to the Non-Employee Directors' Retirement Program.
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      (a) Any Participant who was a Non-Employee Director as of January 1,
1996 (including any former Non-Employee Director then serving as an Advisory Member) shall be eligible for a benefit under the Plan, in addition to any other amounts due the Participant under the Plan, determined as follows:

            (1) The present value as of January 1, 1996 of an annuity commencing as of the first day of the month following the Participant's expected retirement date, payable monthly, equal to 1/12th of the annual fee for Non-Employee Directors in effect as of January 1, 1996, shall be determined, applying the interest rate and mortality assumptions in use

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under the Anheuser-Busch Companies, Inc. Supplemental Executive Retirement Plan
as of January 1, 1996.

            (2) Effective as of January 1, 1996, the amount so determined shall be allocated to the Participant's Cash Account and/or Share Account under the Plan, in such proportions as the Participant elects, and shall be subject to the adjustments in value provided for in sections 5 and 6 of the Plan; provided that any amount allocated to the Cash Account shall be subject to the Prime Rate and shall not be subject to any fixed Rate/Term election available with respect to other amounts allocated to the Cash Account until January 1, 1997, whereupon the amount shall be subject to all provisions of sections 5, 6 and 7 of the Plan.

            (3) Effective as of January 1, 1996, the Participant shall elect a form of payment described in section 8(b) with respect to this amount.

            (4) As of the first day of the month following the date the Participant leaves service as a Non-Employee Director (including service as an Advisory Member or Member Emeritus), the total amount then allocated pursuant hereto to the Participant's Cash Account and Share Account shall become payable in the form elected by the Participant. The Participant may not change the date of commencement of payment of the amount subject to this section 9, but may elect a longer payment period as provided for in section 3(d)(2).

            (5) In the event of a Participant's death before payment of the amount provided for hereunder is complete, the then remaining balance of the amount due hereunder shall be paid as provided for in section 8(c); provided:
(i) the Participant shall make a separate primary beneficiary and contingent beneficiary designation with respect to the amount due hereunder; (ii) a Participant may change the separate primary beneficiary or contingent beneficiary from time to time with respect to any payment due after death hereunder in the manner provided for generally in section 8(c); and (iii) if there is no surviving primary beneficiary or contingent beneficiary designated under the separate beneficiary designation provided for in this section 9(a)(5), the amount due hereunder shall be paid in accordance with the Participant's general beneficiary designation under section 8(c), if any, or if none, to the Participant's estate.

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      (b) Except as expressly provided in this section 9, the generally applicable provisions of the Plan shall apply to amounts allocated to the Cash Account and the Share Account in accordance with this section 9.

10.   Miscellaneous
      -------------
      (a) The Board may amend or terminate this Plan at any time; however, any amendment or termination of this Plan shall not affect the rights of Participants or beneficiaries to payment, in accordance with section 8 of this Plan, of amounts credited to Participants' accounts hereunder at the time of such amendment or termination.

      (b) This Plan does not create a trust in favor of a Participant, his/her designated beneficiary or beneficiaries, or any other person claiming on his/her behalf, and the obligation of the Company is solely a contractual obligation to make payments due hereunder. In this regard, the balance in any account shall be considered a liability of the Company and the Participant's right thereto shall be the same as any unsecured general creditor of the Company. Neither the Participant nor any other person shall acquire any right, title, or interest in or to any Deferred Amount outstanding under the Plan other than the actual payment of such Deferred Amount in accordance with the terms of the Plan.

      (c) No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If any Participant or beneficiary shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or change any right or benefit hereunder, then such right or benefit shall, in the discretion of the Board, cease and terminate; and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or his/her beneficiary, his/her spouse, children or other dependents, at any time and in such proportion as the Board may deem proper. Any statement to the contrary notwithstanding, the Company may apply any Deferred Amount to satisfy, in whole or in part, any indebtedness of a Participant to the Company.

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      (d)   Construction of the Plan shall be governed by the laws of Missouri
(except with respect to choice of law).

      (e) The terms of the Plan shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of all parties in interest.

      (f) The headings have been inserted for convenience only and shall not affect the meaning or interpretation of the Plan.

      (g) Each Participant shall submit to the Secretary his/her current mailing address. It shall be the duty of each Participant to notify the Secretary of any change of address. In the absence of such notice, the Secretary shall be entitled for all purposes to rely on the last known address of the Participant.

      (h) Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and the Board with respect thereto.

      (i) Nothing in this Plan or any amendment thereto shall give a Participant, or any beneficiary of a Participant, a right not specifically provided therein. Nothing in this Plan or any amendment thereto shall be construed as giving a Participant the right to be retained as a member of the Board.

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